Exhibit 10.3

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is entered into by and between Myriad Genetics, Inc., a Delaware corporation, with its principal office at 320 Wakara Way, Salt Lake City, Utah 84108 (hereinafter referred to as “Myriad” or the “Company”) and James S. Evans (hereinafter referred to as “Evans”).

RECITALS

A. Evans has been employed by Myriad since March 1, 1995, currently holds the job title of Chief Financial Officer and Treasurer, and is resigning from such offices.

B. In order to facilitate a smooth transition for the new Chief Financial Officer and Treasurer, Myriad desires to retain Evans as a non-employee consultant to provide certain consulting services, and Evans is willing to provide certain consulting services to the Company.

C. Myriad desires to provide Evans a bonus payment for the accomplishment to-date of his fiscal year 2015 MBOs and for his accomplishments and contributions to the success of the Company from his 19 years of service to Myriad.

D. Evans and Myriad desire to resolve any and all disputes that may exist, whether know or unknown, between them, including, but not limited to, disputes relating to Evans’s employment with Myriad and the termination of that employment relationship.

E. Myriad is willing to provide the consideration provided for herein to Evans in return for the commitments, releases and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties mutually agree as follows:

1. Effective Date. This Agreement is effective on the eighth day following Evans’s signing this Agreement, provided that Evans does not revoke his execution of this Agreement as provided in Paragraph 22 below.

2. Resignation. Evans resigns his position with Myriad as CFO effective October 16, 2014, and resigns his employment with Myriad effective October 31, 2014.

3. Benefits. In reliance on the releases and agreements set forth herein and following the expiration of the revocation period described in Paragraph 22 below and the unrevoked signing of this Agreement by Evans, Myriad shall provide the following benefits to Evans:

a.	Position: Evans will hold the title “Chief Financial Officer” and “Treasurer” until October 16, 2014; all responsibilities with the Company will cease on October 31, 21014. Evans may not represent to third parties that he is an employee of Myriad after October 31, 2014.

Myriad-Evans Agreement

b. Payment: Myriad will pay Evans the sum of $490,000, subject to all applicable taxes. Myriad will pay Evans a lump sum of $490,000, less applicable withholding amounts, immediately following the completion of the 7 day Revocation period, or on October 31, 2014, whichever date is later.

c. Stock Options: All unvested stock options issued and outstanding to Evans which would otherwise vest on or before September 30, 2015, shall vest as of October 31, 2014, and shall be exercisable in accordance with the terms of the respective underlying stock option grant.

d. Restricted Stock Unit Award. All restricted stock unit awards made to Evans shall terminate effective upon the resignation of Evans.

4. Consulting Services. As partial consideration of the amounts paid to Evans hereunder, Evans agrees to provide up to 100 hours of consulting services to Myriad through December 31, 2014.

5. Receipt of this Agreement. Evans understands and acknowledges that on October 8, 2014, he received a copy of this Agreement, and that he has 21 days from receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. Evans acknowledges that he has an adequate amount of time in which to consult with any person of his choice with respect to the contents of this Agreement prior to signing.

/s/ James S. Evans	October 8, 2014

James S. Evans	Date

6. Release of Claims by Evans. Evans, for himself and for all persons claiming by, thorough, or under his, hereby completely and unconditionally releases and discharges Myriad and each of Myriad’s parents, subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorney’s fees, expenses, liens and causes of action of every kind and nature whatsoever (hereinafter collectively referred to as “Claims”). The Claims from which Evans is releasing Releasees herein include without limitation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, libel, slander, misrepresentation, fraud, wrongful discharge, discrimination claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Utah Antidiscrimination Act, and any other laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, and any tort or other claim arising in any way out of the employment relationship or termination of that relationship between Myriad and Evans whether now known or unknown, suspected or unsuspected, accrued or unaccrued. Evans specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein. This release and waiver of claims by Evans releases and waives all claims against Myriad which may accrue as of the date of this Agreement.

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Evans hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against Myriad by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Evans’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Evans as stated above.

Notwithstanding the foregoing, Evans does not waive rights, if any; Evans may have to unemployment insurance benefits or workers’ compensation benefits. Myriad agrees that if Evans is unable to find employment before his severance runs out and he applies for unemployment benefits, Myriad will not oppose that application. Nothing in this paragraph prohibits Evans from paying COBRA premiums to maintain Evans’s participation, if any, in Myriad’s group health plan to the extent allowed by the terms, conditions, and limitations of the health plan.

In addition, notwithstanding this release language, Evans is not waiving any rights and interests he has in the Myriad 401(k) retirement plan, and Evans’s individual account balance in such plan is and remains fully vested in Evans. Evans will be sent the necessary paperwork to allow his to withdraw his money from those retirement accounts.

7. Release of Claims by Myriad. Myriad, for itself, its heirs, assigns and representatives, hereby releases and waives all claims it has or may have, whether known, unknown, actual, potential or contingent, against Evans, including any of his agents and representatives, in any way arising out of or relating to Evans’s employment with Myriad and/or the termination of Evans’s employment with Myriad. This release and waiver of claims by Myriad covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by Myriad releases and waives all claims against Evans which may accrue as of the date of this Agreement.

8. Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by both parties.

9. No Assignment of Claims. Evans represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

10. No Claim Filed. Evans represents that he has not filed any claim, complaint, charge or lawsuit against Myriad or any other Releasee with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter for any matter, claim or incident known or unknown which occurred or arose out of occurrences prior to the date hereof.

11. Additional Consideration. Evans agrees and acknowledges that the payment and benefits provided pursuant to this Agreement are in addition to any payments or benefits to which Evans would be entitled without signing this Agreement.

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12. Confidential Information. As a further material inducement to Myriad to enter into this Agreement, Evans agrees that he will not divulge the following information or types of information to anyone without the prior written consent of Myriad which will not be unreasonably withheld: trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product information, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. Evans acknowledges that he has previously signed a confidentiality agreement with Myriad that remains in effect and under which he continues to be obliged to not disclose or make use of confidential or proprietary company information.

13. Company Properly. Evans hereby represents and warrants that he has returned to Myriad all documents, property and records owned by, belonging to or created by Myriad or other Releasees, including, but not limited to all copies thereof (hereinafter referred to as “Properties”), except as permitted by Myriad, For the purposes of this Agreement, “Properties” includes but is not limited to keys, small wares, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports.

14. Evans Personal Property. Myriad hereby represents and warrants that it will return to Evans all documents, property and records owned by, belonging to or created by Evans prior to his employment at Myriad. “Properties” include but are not limited to personal effects currently stored in his former office, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports, except to the extent that any of the foregoing constitutes property of Myriad. Evans will not be prevented from creating electronic copies of all personal computer files that are stored on his former computer at Myriad.

15. Nondisparagement. Evans agrees not to damage, disparage or criticize, orally or in writing, Myriad, its officers, executives, management or operations to any third person or entity. Myriad agrees, through its executives and officers, not to damage, disparage or criticize Evans to any third person or entity.

16. Entire Agreement. This Agreement contains the entire agreement and understanding of Myriad and Evans concerning the subject matter hereof and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. Myriad and Evans agree and acknowledge that neither Myriad nor Evans, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to Utah’s choice of law rules.

18. Submission to Jurisdiction. Evans and Myriad each submits to the jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or

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relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Evans and Myriad each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Evans and Myriad each agrees that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

19. Consultation with Attorney. Evans understands and acknowledges that Myriad has advised Evans to consult with an attorney of Evans’s choice prior to signing this Agreement.

20. Voluntary and Knowing Signing. Evans acknowledges that he has read this Agreement carefully and fully understands this Agreement. Evans acknowledges that he executes this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against Releasees, including Myriad.

21. Breach of Agreement. Breach of any terms of this agreement by Evans including any obligation of nondisparagement, failure of any representation or warranty, and any obligation not to divulge confidential information, shall be grounds for termination of any or all of the separation benefits, including vested stock options.

22. Revocation Period. Evans has seven (7) days from the date on which he signs this Agreement to revoke this Agreement by providing written notice of his revocation to:

Jayne Hart

Executive Vice President of Human Resources

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Evans’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Evans signs this Agreement. This Agreement becomes effective on the eighth day after Evans signs this Agreement, providing that Evans has not revoked this Agreement as provided above.

23. Indemnification. Nothing herein shall be construed to diminish any rights of Evans, or obligations of Myriad, to indemnify Evans to the extent provided for under the By-Laws of the Company and Delaware General Corporation Law as a result of any claim arising from or relating to the fact that Evans was an officer of Myriad.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated to be effective for all purposes as of the Effective Date indicated above.

MYRIAD GENETICS, INC.		JAMES S. EVANS

By:	/s/ Jayne Hart	/s/ JAMES S. EVANS
Its:	EVP, Human Resources

Date:	October 8, 2014	Date: October 8, 2014

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